Exhibit 11

                     PARLEX CORPORATION AND SUBSIDIARIES
                 Computation of Net Income Per Common Share

                                                           Three Months Ended
                                                   -------------------------------------
                                                   September 30, 2001    October 1, 2000
                                                   ------------------    ---------------

Basic earnings per share                                  ($0.18)               $0.14

Weighted average number of shares outstanding          6,303,216            6,277,751

Diluted earnings per share                                ($0.18)               $0.14

Weighted average number of shares outstanding          6,303,216            6,277,751

Effect of dilutive stock options                               -              178,423

Adjusted weighted average number of
 shares outstanding                                    6,303,216            6,456,174